UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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CARACO PHARMACEUTICAL LABORATORIES, LTD
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CARACO PHARMACEUTICAL LABORATORIES, LTD.

NOTICE OF
SPECIAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT
2009

CARACO PHARMACEUTICAL LABORATORIES, LTD.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT
2009

October 7, 2009

Dear Shareholder,

We invite you to attend our 2009 Special Meeting of Shareholders at 11:00 a.m., Eastern Daylight Saving Time, on October 26, 2009 at the executive offices of the Company at 1150 Elijah McCoy Drive, Detroit Michigan 48202.

Whether or not you plan to attend the Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire.  IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICES ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD.

Sincerely, Jitendra N. Doshi Chief Executive Officer

CARACO PHARMACEUTICAL LABORATORIES, LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date:	October 26, 2009
Time:	11:00 a.m., Eastern Daylight Saving Time
Place:	Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

We invite you to attend the Caraco Pharmaceutical Laboratories, Ltd. Special Meeting of Shareholders to:

1.
Approve the amendment to Article VI, paragraph 4 of the Company’s Amended and Restated Articles of Incorporation to permit vacancies on the Board of Directors to also be filled by a vote of the Company’s shareholders.

2.	Elect one director for a term expiring in 2012 and upon the election and qualification of his successor.

3.	Transact any other business that is properly submitted before the Special Meeting or any adjournment(s) of the Meeting.

The record date for the Meeting is September 21, 2009 (the “Record Date”). Only shareholders of record at the close of business on that date can vote at the Special Meeting. Caraco is mailing this Notice of Special Meeting to those shareholders.

A proxy statement and proxy card are enclosed with this Notice. Whether or not you plan to attend the Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card.

A list of shareholders who can vote at the Special Meeting will be available for inspection by shareholders at the Meeting and for ten days prior to the Meeting during regular business hours at the offices of Caraco, 1150 Elijah McCoy Drive, Detroit, MI 48202.

By Order of the Board of Directors, Jitendra N. Doshi Chief Executive Officer

October 7, 2009

Important Notice Regarding the Availability of Proxy Materials for Special Meeting of Shareholders to Be Held on October 26, 2009.

This Notice of Special Meeting of Shareholders and Proxy Statement are available at https://materials.proxyvote.com/14075T.

You may obtain directions to the Special Meeting by sending a written request to Caraco Pharmaceutical Laboratories, Ltd., Attention:  Director, Human Resources, 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
1150 Elijah McCoy Drive
Detroit, Michigan 48202
SPECIAL MEETING OF SHAREHOLDERS
2009 PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q:	What is a proxy?

A:
A proxy is a document, also referred to as a proxy card (which is enclosed), by which you authorize someone else to vote for you in the way that you want to vote. Caraco’s Board of Directors is soliciting this proxy. You may also abstain from voting.

2.	Q:	What is a proxy statement?

A:
A proxy statement is the document the United States Securities and Exchange Commission (the “SEC”) requires to explain the matters on which you are asked to vote on the proxy card. Caraco’s proxy statement, together with its enclosed proxy card, was first mailed to shareholders on or about October 7, 2009.

3.	Q:	Who can vote?

A:
Only holders of Caraco’s common stock at the close of business on September 21, 2009, the Record Date, can vote at the Special Meeting. Each shareholder of record has one vote for each share of common stock on each matter presented for a vote at the Meeting.

4.	Q:	How do I vote if my stock is held in “street name?”

A:
If your Caraco common stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name.” As a beneficial owner, you do not have the right to vote your stock. Only the “record holder” of the stock has such rights. If you wish to vote your stock, you should either (i) obtain a legal proxy from the record holder of the stock appointing you as its legal proxy or (ii) instruct the record holder how you would like the record holder to vote the stock you own.

5.	Q:	What will I vote on at the Meeting?

	A:	At the Special Meeting, shareholders will vote to:

1.        Approve the amendment to Article VI, paragraph 4 of the Company’s Amended and Restated Articles of Incorporation to permit vacancies on the Board of Directors to also be filled by a vote of the Company’s shareholders.

2. Elect one director for a term expiring in 2012 and upon the election and qualification of his successor.

3. Transact any other business that is properly submitted before the Special Meeting or any adjournment(s) of the Meeting.

6.	Q:	Who can attend the Special Meeting?

A:
You are entitled to attend the Special Meeting only if you were a Caraco shareholder as of the Record Date or you hold a valid proxy for the Special Meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your being admitted to the Special Meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Special Meeting.

The Meeting will begin promptly at 11:00 a.m., local time. Check-in will begin at 10:30 a.m., and you should allow ample time for the check-in procedures.

7.	Q:	How does the Board of Directors recommend I vote on the proposals?

A:
The Board of Directors recommends a vote “FOR” the approval of the amendment to Article VI, paragraph 4 of the Amended and Restated Articles of Incorporation of the Company and “FOR” the election of the nominee listed in Proposal 2.

8.	Q:	How can I vote?

A:
You can vote in person or by proxy. To vote by proxy, sign, date and return the enclosed proxy card. If you return your signed proxy card to American Stock Transfer before the Special Meeting, the persons named as proxies on the card will vote your shares as you directed. You may revoke a proxy at any time before the proxy is exercised by:

	1.	giving written notice of revocation to Donna Griffith, Director, Human Resources, of Caraco, at 1150 Elijah McCoy Drive, Detroit, Michigan 48202;

	2.	submitting another proxy that is properly signed and later dated;

	3.	voting in person at the Meeting (but only if the shares are registered in Caraco’s records in the name of the shareholder and not in the name of a broker, dealer, bank or other third party).

9.	Q:	What is a quorum?

A:
There were 39,090,194 shares of Caraco’s common stock outstanding on the Record Date. A majority of the outstanding shares, or 19,545,098 shares, present or represented by proxy, constitutes a quorum. For purposes of a quorum, abstentions and broker non-votes are included. A broker non-vote is a proxy a broker submits that does not indicate a vote for some or all the proposals because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on those proposals.  A broker non-vote may also occur if your broker fails to vote your shares for any reason.  A quorum must exist to conduct business at the Special Meeting.

10.	Q:	How does voting work?

A:
If a quorum exists, Proposal 1, the amendment to Article VI, paragraph 4 of the Amended and Restated Articles of Incorporation, must receive the approval of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Company.  Proposal 2, the election of the nominee, must receive the favorable vote of a majority of the shares voted, present in person or represented by proxy, but excluding broker non-votes and abstentions.

Caraco will vote properly executed Proxies it receives prior to or at the Meeting in the way you direct. If you sign the proxy card but do not specify instructions, the shares represented by Proxies will be voted “FOR” the amendment to Article VI, paragraph 4 of the Amended and Restated Articles of Incorporation and “FOR” the election of the nominee.  No other matters are currently scheduled to be presented at the Meeting. If any matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote the shares represented by the proxy card as they determine.

11.	Q:	Who pays for the costs of the Meeting?

A:
Caraco pays the cost of preparing and printing the proxy statement and soliciting proxies. Caraco will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone. Caraco will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of Caraco’s common stock.

12.	Q:	When are shareholder proposals for the 2010 Annual Meeting due?

A:
All shareholder proposals to be considered for inclusion in next year’s proxy statement for the annual meeting must be submitted in writing to the Secretary or Assistant Secretary of Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202, before April 9, 2010.

13.	Q:	How may a shareholder communicate with the Board of Directors?

A:
Shareholders may communicate with the Board of Directors or any member of the Board of Directors by sending a letter addressed to the Board of Directors, c/o Donna Griffith, Director, Human Resources, at 1150 Elijah McCoy Drive, Detroit, Michigan 48202. The Board of Directors’ policy is to have all shareholder communications compiled by the Director, Human Resources and forwarded directly to the Board or the director as indicated in the letter. All letters will be forwarded to the appropriate party. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

PROPOSAL 1 – AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

Board Authorization

On September 9, 2009, our Board of Directors authorized an amendment to our Amended and Restated Articles of Incorporation (the “Amendment”), subject to shareholder approval, to revise Article VI paragraph 4, of the Company’s Amended and Restated Articles of Incorporation to provide that vacancies in the Board of Directors may also be filled by a majority vote of shares of common stock of the Company present in person or represented by proxy. Specifically, Article VI, paragraph 4 of the Amended and Restated Articles of Incorporation is proposed to be revised as follows (marked from the current Article VI, paragraph 4 by showing deletions in brackets and additions in bold and underlined):

“4.           Subject to the rights of the holders of any series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled [only] by a majority vote of the remaining directors then in office, though less than a quorum, and/or by a vote to ratify or elect by a majority of the shares present in person or represented by proxy and voting on such ratification or election, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires or until their successors have been duly elected and qualified.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.”

Shareholder Approval

Under our Amended and Restated Articles of Incorporation, amendments to Article VI of the Amended and Restated Articles of Incorporation require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of the Company’s common stock entitled to vote in the election of Directors.  Accordingly, the Amendment will pass if it receives the favorable vote of 26,060,130 shares of the Company’s common stock.  Sun Pharmaceutical Industries Limited (“Sun Pharma”) and its affiliates own, in the aggregate, 29,380,680 shares of the Company’s common stock and have indicated that they intend to vote “For” Proposal 1.

Reasons for the Amendment

As discussed below, the Company examined Article VI, paragraph 4 and noted that it provides that only the Board may fill vacancies on the Board of Directors.   For purposes of good corporate governance, and for the reasons explained below, the Board believes that it is appropriate to also provide that shareholders have the right to elect Directors to fill vacancies on the Board.

On August 27, 2009, the Company received a shareholder demand letter demanding that the Company take action against certain officers and Directors of the Company to recover certain damages caused by their alleged breach of fiduciary duties by “knowingly causing or allowing Caraco to manufacture products in violation of the FDA’s GMP requirements, even after the FDA warned the Company about such deficiencies.”  The demand letter also requests that the Board “correct the deficiencies in the Company’s internal controls that allowed the misconduct to occur.” The demand letter did not specifically identify the alleged deficiencies in the Company's internal controls that need to be corrected. At the time of receipt of such letter, all of the Directors on the Board of Directors, except for Jitendra N. Doshi, were named as allegedly having breached their fiduciary duties.  The demand letter further provides that if the Board has not commenced an action as demanded, the shareholder making the demand will commence a shareholder derivative proceeding on behalf of the Company seeking appropriate relief.  Among other things, under Michigan law, a shareholder may not commence a derivative proceeding unless 90 days have expired from the date the demand was made.

Under Michigan law, one or more specified groups can be authorized to determine whether or not maintenance of a derivative proceeding is in the best interest of a corporation. If one of the specified groups makes a determination in good faith after conducting a reasonable investigation upon which its conclusions are based that the maintenance of the derivative proceeding is not in the best interests of the corporation a court shall dismiss the derivative proceeding upon motion of the corporation. Certain of the groups specified include disinterested directors. Disinterested directors are defined under Michigan law, with respect to derivative proceedings, as directors who are not parties to a derivative proceeding. Since substantially all of the Directors of the Company have been named in the demand letter as potential parties to the derivative proceeding, none of them would be disinterested except for Jitendra N. Doshi and F. Folsom Bell.  The other groups specified under Michigan law include a panel of one or more disinterested persons appointed by a court or all disinterested ‘independent’ directors. Under Michigan law, in order to be “independent,” among other criteria, a director must be elected by shareholders. As noted above, currently, Article VI, paragraph 4 of our Amended and Restated Articles of Incorporation only permits the Board to fill vacancies on our Board of Directors. We are asking for the shareholders to vote to amend Article VI, paragraph 4 in order to permit shareholders to also elect Directors to fill vacancies on the Board of Directors so that Mr. Bell who was recently appointed by the Board, but who has notified the Board that he will resign immediately prior to the Special Meeting, can be elected by shareholders at this Special Meeting (see Proposal 2) and thereby be able to make a determination in good faith after conducting a reasonable investigation upon which his conclusions are based as to whether or not the maintenance of a derivative proceeding requested by the shareholder demand letter is in the best interests of the Company.

Effective Date

The effective date of the Amendment is intended to be on the date of the Special Meeting, immediately following the shareholder vote on the Amendment, at which time the Amendment will be filed with the Michigan Department of Energy, Labor & Economic Growth, Bureau of Commercial Services – Corporation Division.

Recommendation

A copy of the proposed Amendment is included as Appendix “A” to this proxy statement.

The Board of Directors recommends a vote “FOR” the approval of the Amendment.

PROPOSAL 2 – ELECTION OF DIRECTOR

General

Caraco’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. The Board of Directors appointed F. Folsom Bell to fill the vacancy created by John D. Crissman’s decision not to stand for re-election, for a term commencing immediately following the 2009 Annual Meeting of Stockholders and ending immediately following the 2012 Annual Meeting of Shareholders. Accordingly, Mr. Bell has been serving as a Director of the Company since September 14, 2009.  As discussed in Proposal 1, Mr. Bell, in order to be deemed ‘independent’ under Michigan law, among other things, must be elected by shareholders.  In this connection, (i) Mr. Bell has notified the Board that he is resigning effective immediately prior to the Special Meeting so that shareholders are given the right to consider his candidacy and choose whether or not to elect him to fill the vacancy and serve for the remainder of the term ending immediately following the 2012 Annual Meeting of Shareholders, and (ii) the Board has nominated Mr. Bell as a candidate for election by shareholders at the Special Meeting to fill such vacancy. Proposal 2 must receive the favorable vote of a majority of the shares voted, present in person or represented by proxy, but excluding broker non-votes and abstentions. Sun Pharma and its affiliates, which own 29,380,680 or 75.2% of the outstanding shares of common stock, have indicated that they intend to vote “For” Proposal 2. Proposal 2 will be presented for vote at the Special Meeting only if Proposal 1 is approved (see above).

If Mr. Bell is unable or decides not to stand for election, the proxies may vote the shares to elect any substitute nominee recommended by the Board of Directors.

Caraco’s Board of Directors recommends a vote “FOR” the election of Mr. Bell.

ELECTION OF NOMINEE FOR TERM EXPIRING 2012

Director	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships

F. Folsom Bell	67
Mr. Bell has been a consultant on M&A transactions and involved in real estate development since 2006.  From September 2000 to December 2005, Mr. Bell was the Executive Vice-President, Business Development of Perrigo Company, a global healthcare supplier that develops, manufactures and distributes over-the-counter and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients and pharmaceutical and medical diagnostic products.  Mr. Bell was also a member of the board of directors of Perrigo Company from January 1981 through February 1986 and from June 1988 to January 2003.  While a director of Perrigo Company, Mr. Bell served for six years on its audit committee, including time as chairman.  Mr. Bell was a certified public accountant for fifteen years with two major public accounting firms.

DIRECTORS’ TERMS EXPIRING 2012

Directors	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships	Director Since

Dilip S. Shanghvi	53	Mr. Shanghvi has served as Chairman of the Board of Directors of Caraco since 1997. Mr. Shanghvi is the founder of Sun Pharmaceutical Industries Limited (“Sun Pharma”), its Managing Director since its inception in 1993, responsible for marketing, research and development and human resource development, and its Chairman since 1999. Also, since March 2007 Mr. Shanghvi has been the Chairman and Managing Director of Sun Pharma Advanced Research Company Ltd. Mr. Valia is Mr. Shanghvi’s brother-in-law.	1997

Gurpartap Singh Sachdeva	40	Mr. Singh currently serves as Senior Vice President – Business Strategies (since July 2007); previously Vice President – Sales and Marketing (September 2003 to July 2007) and National Sales and Marketing Manager (September 2000 to September 2003). From May 1998 to September 2000, Mr. Singh was the Manager of Bulk Drugs for Sun Pharma.	2008

DIRECTORS’ TERMS EXPIRING 2011

Directors	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships	Director Since

Jitendra N. Doshi	59
Mr. Doshi has been appointed as Caraco’s interim Chief Executive Officer effective July 2009.  From 2006 to July 2009, he served as the Executive Director of Sun Pharmaceutical Industries, Inc., a generic pharmaceutical company and wholly-owned subsidiary of Sun Pharma. Mr. Doshi has served Caraco in the following positions:  Chief Financial Officer (November 2002 to January 2007), Chief Operating Officer (November 2002 to January 2007), interim Chief Executive Officer (September 2003 to May 2005) and Senior Vice President-Commercial (April 2001 to November 2002).  From September 1999 to April 2001, Mr. Doshi was employed by Sun Pharma as General Manager – Operations. From 1991 to 1999, Mr. Doshi was Managing Director of Aqua Bearing Ltd., an auto parts manufacturer organized under the laws of the Commonwealth of India.
			2009

Sailesh T. Desai	55	Mr. Desai has served as a full-time director of Sun Pharma since 1999, responsible for domestic marketing of some of the divisions dealing in specific therapy segments of pharmaceutical formulations. From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories, Pvt. Ltd., a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharma in 1998.	2000

DIRECTORS’ TERMS EXPIRING 2010

Directors	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships	Director Since

Timothy S. Manney	50	Since May 2002, Mr. Manney has been President and Director of Synova, Inc. (a privately-held information technology staffing and creative–services consulting firm). From 1990 to 2001, Mr. Manney served as the Chief Financial Officer of Covansys Corporation (a publicly-held information technology solutions company).	2004

Madhava Reddy	51	Mr. Reddy is President and Chief Executive Officer of HTC Global Services, Inc., a private Michigan corporation he organized in 1992. HTC Global Services is a global information and technology service and solution provider. HTC Global Services currently has offices in Australia, Canada, India, Malaysia, Singapore, and the United Kingdom, and has its corporate offices in Troy, Michigan.	2005

Sudhir V. Valia	53	Mr. Valia joined Sun Pharma as a director in January 1994 and has been a full-time director since his appointment in April 1994. He is currently responsible for finance, commercial, operations, projects and quality control. Prior to then, Mr. Valia was a chartered accountant in private practice. Mr. Valia is a qualified chartered accountant in India. Mr. Shanghvi is Mr. Valia’s brother-in-law.	1997

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

During Fiscal 2009, the Board of Directors met five times.  All of the then directors attended at least 75% of the meetings of the Board and the committees on which they served during Fiscal 2009, except for Messrs. Desai, Reddy, and Valia.  The Board of Directors encourages Board members to attend each Annual Meeting of Shareholders. At the 2008 Annual Meeting of Shareholders, three of the current Caraco directors were in attendance. At the 2009 Annual Meeting of Shareholders, five of the current Caraco directors were in attendance.  In addition to meetings, the Board and the committees take corporate action through unanimous written consents.

The Board of Directors is fixed at eight members.  The Board has determined that Messrs. Bell, Manney and Reddy are “independent” directors within the meaning of Section 803A of the NYSE Amex Company Guide (“NYSE Amex Company Guide”).  Unless a company is a “controlled company” under the NYSE Amex Company Guide, a majority of its Board of Directors must be independent. As a result of Sun Pharma and its affiliates owning a majority of the outstanding voting shares, Caraco is a controlled company under NYSE Amex Company Guide and is therefore not required (i) to have a majority of independent directors on its Board;(ii) to have the compensation of the Chief Executive Officer and all other officers determined or recommended to the Board either by the Compensation Committee comprised of independent directors or by a majority of the independent directors, and (iii) to have nominations to the Board of Directors either selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors.

Committees of the Board

The Board maintains three standing committees: audit, compensation and independent. These are described below.

Audit Committee. The Audit Committee is responsible for selecting, evaluating, retaining and, where appropriate, replacing Caraco’s independent auditors. Generally, the Audit Committee monitors the integrity of Caraco’s financial statements and the independence and qualifications of the independent auditors. The Audit Committee is governed by a written charter. The Audit Committee’s responsibilities are described in more detail in such charter. A copy of the charter was included as Appendix A to the proxy statement for the 2009 Annual Meeting of Shareholders.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee held five meetings in Fiscal 2009.  The current members of the Audit Committee are Messrs. Bell, Manney and Reddy.  Mr. Manney is the committee’s Chairman. The Board has determined that each of these members is independent under Section 803A and 803B of the NYSE Amex Company Guide. The Board has also determined each of the committee members is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board of Directors has determined that Mr. Manney is an audit committee financial expert. Mr. Bell was appointed to the Audit Committee on September 21, 2009.

Compensation Committee. The Compensation Committee oversees Caraco’s policies and programs for the compensation of its officers. The Committee determines the compensation of our Chief Executive Officer and delegates to him the responsibility to determine the base salaries and bonuses of all officers other than the Chief Executive Officer, under the constraints of an overall limitation on the total amount of compensation to be paid to them. The Compensation Committee is also responsible for the review and approval of compensation programs for officers and employees, including fringe benefits and stock options and/or bonuses, as may be from time to time recommended by management. Grants of options or other equity awards are made by the two “non-employee directors” as defined by 16b-3 who are also “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee held four meetings during Fiscal 2009.  The Compensation Committee currently consists of Messrs. Shanghvi, Bell and Manney.  Mr. Shanghvi serves as the Chairman. Mr. Bell was appointed to the Compensation Committee on September 21, 2009.

Independent Committee. The Independent Committee was established to negotiate a products agreement between Caraco and Sun Pharma Global, Inc. (“Sun Global”), a wholly-owned subsidiary of Sun Pharma. In 2005, the Board of Directors ratified and approved the authority of the Independent Committee (with respect to past, present and future actions) to review and approve all related party transactions.  The Independent Committee held three meetings during Fiscal 2009.  The Independent Committee currently consists of Messrs. Bell, Manney, and Reddy. The Board has determined that all of the members are independent under Section 803A of the NYSE Amex listing standards currently in effect. Mr. Bell serves as the Chairman. Mr. Bell was appointed to the Independent Committee on September 21, 2009.

Special Litigation Committee.  The Board has designated Mr. Bell as ‘independent’ under Michigan law effective upon his election by shareholders at this Special Meeting. As discussed under Proposal 1 above, following such election, as an independent director, it is intended that Mr. Bell will conduct a reasonable investigation into the allegations made by a shareholder in a demand letter that certain officers and directors have breached their fiduciary duties to the Company in connection with the FDA action against the Company.  Mr. Bell will then make a determination in good faith after conducting such reasonable investigation upon which his conclusions are based as to whether or not the maintenance of a derivative proceeding requested by the shareholder demand letter is in the best interests of the Company.

Nomination of Directors

The Board of Directors has not established a formal nominating committee as the entire Board serves in this capacity. The Board of Directors has not maintained a formal nominating committee because the Board of Directors feels that it is not necessary since the size of the Board is relatively small.  While the Board has not established a formal committee, in the past the Board has asked one or two of its directors to meet with a number of candidates and to make recommendations to the full Board. The Board may utilize a variety of methods for identifying potential nominees, including considering potential candidates who come to their attention through current officers, directors, Caraco’s professionals, professional search firms or other persons.  Once a potential nominee has been identified, the Board evaluates whether the nominee has the appropriate skills and characteristics to become a director in light of the then make-up of the Board of Directors. This assessment includes an evaluation of the candidate’s judgment and skills, such as experience at a policy setting level, financial sophistication, leadership and objectivity. At a minimum, the Board of Directors believes that all members of the Board should have the highest professional and personal ethics and values.  Mr. F. Folsom Bell was presented for consideration as a Director by the Chairman of the Board, and appointed by the Board in September 2009, as disclosed above, to fill the vacancy created by the decision by John D. Crissman not to stand for re-election at the 2009 Annual Meeting of Shareholders. The Chairman of the Board and the Chief Executive Officer recommended the nomination of Mr. Bell as a director to be considered at the Special Meeting.

The Board of Directors considers stockholder nominations for candidates for membership on the Board when properly submitted in accordance with Company’s bylaws. The Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors if timely notice of such shareholder’s intent has been given in writing to the secretary or an assistant secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a shareholder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting.  The integrated audit is designed to express an opinion on our financial statements, an opinion on management’s assessment of internal control over financial reporting and an opinion on the effectiveness of internal control over financial reporting.   The Committee's responsibility is generally to monitor and oversee these processes.

In the performance of its oversight function, the Committee:

•	Met to review and discuss our audited financial statements for the year ended March 31, 2009 with our management and our independent auditors;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors communications with the audit committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting its audits.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the Securities and Exchange Commission.  Mr. Bell did not become a member of the Audit Committee until his appointment on September 21, 2009.  Mr. Georges Ugeux was a member of the Audit Committee until his resignation on September 20, 2009.

The Audit Committee

Timothy S. Manney (Chairman)
Madhava Reddy

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to its directors, officers and employees. A copy of the Code is available at no charge by contacting the Director, Human Resources, Donna Griffith, at 1150 Elijah McCoy Drive, Detroit, MI 48202, or by telephone: (313) 871-8400 or by email: donna.griffith@caraco.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The SEC requires that Caraco provide information about any shareholder who beneficially owns more than 5% of Caraco’s common stock. The following table provides the required information, as of the Record Date, about the shareholders (who are not officers or directors) known to Caraco to be the beneficial owners of more than 5% of Caraco’s common stock. Caraco relied solely on information furnished by its transfer agent and Schedule 13Ds filed with the SEC.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Sun Pharmaceutical Industries Limited	29,380,680(1)	75.2%(1)
17/B Mahal Industrial Estate
Mahakali Caves Road
Andheri (East), Mumbai, 400 093 India

(1)
Sun Pharmaceutical Industries Limited directly owns 8,382,666 shares of common stock of Caraco and beneficially owns 20,998,014 shares registered in the name of Sun Pharma Global Inc. (“Sun Global), its wholly-owned subsidiary.  Sun Global’s address is International Trust Building, P.O. Box 659, Road Town, Tortola, British Virgin Islands.  In addition, Sun Global owns 1,088,000 shares of Series B preferred stock which are convertible into 1,088,000 shares of common stock three years from the date of their respective issuance or upon a change in control.  Including such Series B preferred stock, Sun Pharma beneficially owns 75.8% of Caraco.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information, as of the Record Date, about the number of shares of Caraco’s common stock beneficially owned by incumbent directors, the executive officers and by all current directors, nominees and executive officers as a group. The number of shares of common stock beneficially owned by each individual includes shares of common stock which the individual can acquire by November 20, 2009 through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse) with respect to the shares of common stock listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Dilip S. Shanghvi (1)		(2)	(2)

Jitendra N. Doshi (3)	75,000	(4)	*

Mukul Rathi (3)	4,333	(5)	*

Robert Kurkiewicz (3)	8,679	(6)	*

Gurpartap Singh Sachdeva (3)	16,800	(7)	*

F. Folsom Bell(3)	0		*

Sailesh T. Desai (8)		(2)	(2)

Timothy S. Manney (9)	17,500	(10)	*

Madhava Reddy (11)	6,000	(12)	*

Sudhir V. Valia (13)		(2)	*

All executive officers and directors as a group (10 persons)	128,312	(2)	(2)

*	Less than 1.0% of the outstanding shares

(1)	The mailing address of Mr. Shanghvi is c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (E) Bombay 400 093 India.

(2)
Excludes 30,380,680 shares of common stock and 1,088,000 shares of Series B preferred stock beneficially owned by Sun Pharma and Sun Global. (See footnote 1 under “Security Ownership of Certain Beneficial Owners” and “Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco.”) Mr. Shanghvi is the Chairman and Managing Director of, and Messrs. Desai, and Valia are directors of, and Mr. Shanghvi, together with his associate companies, is also the majority shareholder of, Sun Pharma, and, therefore, may be deemed to share investment control over the shares of common stock held by Sun Pharma and Sun Global.  Each of Messrs. Desai and Valia disclaims beneficial ownership of the shares of common stock beneficially owned by Sun Pharma and Sun Global.

(3)	The mailing address of each of these holders is 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

(4)	Includes 26,500 shares held in the name of his wife.

(5)	Includes stock options that are currently exercisable to purchase 4,333 shares of common stock.
(6)	Includes stock options that are currently exercisable to purchase 1,666 shares of common stock.

(7)	Includes 1,800 shares held in the name of his wife and stock options that are currently exercisable to purchase 5,000 shares of common stock.

(8)	Mr. Desai’s mailing address is c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri-Kurla Road, Bombay 400 059 India.

(9)	Mr. Manney’s mailing address is c/o Synova, Inc., 1000 Town Center, Suite 700, Southfield, Michigan 48075.

(10)	Includes stock options that are currently exercisable to purchase 7,500 shares of common stock.

(11)	Mr. Reddy’s mailing address is c/o HTC Global Services, Inc., 3270 West Big Beaver Road, Troy, Michigan 48084.

(12)	Includes stock options that are currently exercisable to purchase 3,500 shares of common stock.

(13)	Mr. Valia’s mailing address is c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri-Kurla Road, Andheri (East), Bombay 400 059 India.

Equity Compensation Plan Information
3-31-09

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights.	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by security holders	227,000	$11.81	988,000
Equity compensation plans not approved by security holders	200,000	$3.50	0
			(see discussion below)
Total	427,000	$7.92	988,000

The equity compensation plans approved by security holders consists of the 2008 Equity Participation Plan and the 1999 Equity Participation Plan (the “Plans”).  The above referenced options under the Plans were granted to employees, officers and directors. The equity compensation plans not approved by security holders consist of options granted to an unaffiliated generic drug company with respect to sign-up options for products.  With respect to the formula for one product, the Company has determined it is different from the formula approved by the FDA and manufactured and introduced by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Caraco’s directors, executive officers and persons who own more than ten percent of a registered class of Caraco’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC not later than specified deadlines.  To Caraco’s knowledge, based solely on a review of the copies of such reports furnished to Caraco, all directors, executive officers and persons who own more than ten percent of Caraco’s equity securities complied with applicable Section 16(a) filing requirements for Fiscal 2009, except as follows:  Messrs. Kurkiewicz, Rathi and Sachdeva  each filed a late report with respect to one transaction.

TRANSACTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL HOLDERS OF CARACO

The following discloses transactions during Fiscal 2009, 2008 and 2007, and proposed transactions between Caraco and several of the incumbent and nominee directors, executive officers and security holders who beneficially hold in excess of five percent of our outstanding shares:

On November 21, 2002, we entered into a products agreement with Sun Global.  Under the agreement, which was approved by our independent directors, Sun Global agreed to provide us with 25 new generic drugs over a 5-year period.  In exchange for each new generic drug transferred to us by Sun Global which passed bioequivalency studies, we issued Sun Global 544,000 shares of Series B preferred stock.  During Fiscal 2008 and 2007, Sun Global earned 10,088,000 and 1,632,000 shares of Series B preferred stock for two product transfers and three product transfers, respectively, as provided under the November 2002 products agreement.  Sun Global has provided us with all 25 generic drugs all of which have passed their bioequivalency studies through Fiscal 2008.  The products agreement was completed in Fiscal 2008 and all shares of Series B preferred stock were issued to Sun Global under the agreement.

During Fiscal 2009, 2008 and 2007, we purchased approximately $8.4 million, $498.5 million and $38.8 million, respectively, of our raw materials and finished goods formulations from Sun Pharma.  We intend to continue to purchase raw materials and formulations from Sun Pharma in Fiscal 2010.

During Fiscal 2009, 2008 and 2007, Caraco purchased at Sun Pharma and its affiliates’ cost, approximately $46 thousand, $0.3 million and $0.8 million, respectively, of machinery and equipment from Sun Pharma and its affiliates.  We intend to continue to purchase machinery and equipment from Sun Pharma and its affiliates in Fiscal 2010.

Caraco entered into a manufacturing and supply agreement and a distribution and sale agreement in December 2004 with respect to one product with an affiliate of Sun Pharma, Sun Pharmaceutical Industries, Inc.  Caraco entered into another distribution and sales agreement with Sun Pharmaceutical Industries, Inc. in January 2005 with respect to another product.

In Fiscal 2007 Caraco entered into a three-year marketing agreement with Sun Pharma, which was reviewed and approved  by the Independent Committee.  Under the agreement, the Company purchases selected product formulations offered by Sun Pharma, and markets and distributes them as part of its current product offerings in the U.S., its territories and possessions, including Puerto Rico.  Sun Pharma is not obligated to offer Caraco Products under this Agreement, however, Caraco has the exclusive right to market in the U.S., its territories and possessions, including Puerto Rico, any products offered by Sun Pharma and accepted by Caraco.

During Fiscal 2008, the Corporation entered into a three-year distribution and sale agreement with Sun Pharma, which was reviewed and approved by the Independent Committee.  Under this agreement, the Company purchases selected formulations which have been filed under the Paragraph IV certification process with the FDA by Sun Pharma and offered for distribution.  Paragraph IV  (“Para IV) certified products may face litigation challenges with respect to claims of patent infringement.  Under the agreement, the Company shares in the sales opportunity and shares the litigation risks.  The Company is indemnified by Sun Pharma of any risks beyond the percentage agreed to as its profit percentage, thereby limiting the Company’s exposure.  Sun Pharma is not obligated to offer Caraco products under this agreement, however, Caraco has the exclusive right to market in the U.S., its territories and possessions, including Puerto Rico, any products offered by Sun Pharma and accepted by Caraco.  The Company markets and distributes the same as part of its current product offerings in the U.S., its territories and possessions, including Puerto Rico.  The license granted with respect to a product terminates upon the end of an exclusivity period or 180 days or a non-appealable court decision, or until a third generic manufacturer launches the product, whichever is later, or until a settlement is reached, at which time the product will become part of the standard Caraco-Sun Pharma marketing agreement disclosed above.  The Company currently receives a fixed margin of 8%, or such other percentages that shall be mutually agreed upon.  Under the agreement, Sun Pharma and Caraco mutually indemnify each other, capped by the fixed margin percentage with respect to damages from infringement.

The Corporation has also obtained technical and scientific services, including bio-equivalency studies,  with respect to certain mutually agreed upon products, from the Clinical Research Organization operated by Sun Pharma. During Fiscal 2009, the Corporation incurred $0.3 million related to these services. No fees for these services were incurred during Fiscal 2008 and Fiscal 2007.

During Fiscal 2009, 2008 and 2007, the Company had net sales of $225.4 million, $225.1 million, and $4.6 million of the marketed products under the aforesaid agreements, respectively.

During Fiscal 2010, Caraco entered into an agreement with Alkaloida Chemical Company ZRT, a Hungarian corporation (“Alkaloida”) and indirect subsidiary of Sun Pharma, which was reviewed and approved by the Independent Committee, pursuant to which Alkaloida will provide for certain products mutually agreed to an exclusive, non-transferable license to Caraco to manufacture and market the products in the United States, its territories and possessions, including Puerto Rico. The license for a product is for a period of five (5) years from the commencement of marketing of the product, however, Caraco may extend the license for a further five (5) year period. Caraco is responsible, among other things, for the costs of all product tests, including bioequivalency studies, and the costs of manufacturing and marketing each product. Alkaloida shall receive royalties on the net sales of each product

The Independent Committee reviews related party transactions on the basis that they shall not generally be less favorable in the aggregate than would be usual and customary in similar transactions between unrelated parties dealing at arm’s length.

EXECUTIVE OFFICERS

Jitendra N. Doshi was appointed as interim Chief Executive Officer and as a Director of the Company following the resignation of Daniel H. Movens as Chief Executive Officer and Director effective at the close of business on July 28, 2009. The following table provides current information about Caraco’s executive officers who are not directors.

Name	Age	Five-Year Business Experience	Executive Officer Since

Mukul Rathi	36	Interim Chief Financial Officer (since January 2007); previously, Controller (from December 2005 to July 2007). From May 1999 to December 2005, he was Sr. Executive-Accounts and Manager-Accounts with Sun Pharma. He also served as Officer-Accounts for Century Enka, Ltd. from August 1997 to May 1999. Mr. Rathi graduated from the University of Calcutta in India and subsequently qualified to be a member of the Institute of Chartered Accounts of India.	2007

Robert Kurkiewicz	58	Senior Vice President – Regulatory (since October 2006); previously, Senior Vice President – Technical (October 1998 to October 2006) and Vice President – Quality Assurance (November 1993 to October 1998).	1993

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) outlines our compensation philosophy, objectives and processes for our executive officers.  It explains how we make executive compensation decisions, the data we use and the reasoning behind the decisions that we make.

Following the CD&A are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.

These tables and narratives assist us in communicating our compensation plans to our stockholders.

Compensation Philosophy

Our compensation philosophy extends to all employees, including executive officers, and is designed to align employee and stockholder interests. The philosophy’s objective is to pay fairly based upon the employee’s position, experience, individual performance and Company performance.  Employees may be rewarded through additional compensation when the Company meets or exceeds targeted business objectives. Generally, under our compensation philosophy, as an employee’s level of responsibility increases, a greater portion of his or her total potential compensation becomes contingent upon annual performance.

The principles of our compensation philosophy are described below:

•	Market-driven. Compensation programs are structured to be competitive both in their design and in the total compensation that they offer.

•	Stockholder-aligned. Certain full-time employees have some portion of their incentive compensation aligned with our financial performance.

•
Performance-based. Certain full-time employees have some portion of their incentive compensation linked to a combination of Company, departmental, and/or individual performance. The application of performance measures as well as the form of the reward may vary depending on the employee’s position and responsibilities. A formal performance evaluation process is used to objectively assess individual performance.

Review of Executive Officer Compensation

The Compensation Committee (the “Committee” with respect to this section of the proxy statement) determines the compensation of our Chief Executive Officer and delegates to him the responsibility to determine the base salaries and bonuses of all officers other than the Chief Executive Officer under the constraints of an overall limitation on the total amount of compensation to be paid to them.

Our current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation.  For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year.  Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year.  In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.  A subcommittee of the Committee, comprised of independent directors, determines grants of options and stock to our executive officers.

We have no policy with regard to the adjustment or recovery of awards or payments if our relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Components of Compensation—Executive Officers

Our executive officers are compensated through the following four components:

•	Base Salary
•	Annual Incentive Compensation
•	Long-Term Incentives (stock options and/or grants of stock)
•	Benefits

These components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and Company performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create stockholder value. We want to ensure that our compensation programs are appropriately designed to encourage executive officer retention and motivation to create stockholder value.

Base salaries, benefits and incentive compensation opportunities are generally targeted between the median and 75th percentile of general survey market data derived from indices covering these same components for generic pharmaceutical companies of various sizes.  Included in this review were direct competitor companies.  The companies represented may have brand segments within its business to complement its generic pharmaceutical segments. Others within the group may solely be generic pharmaceutical companies.  The companies include Actavis Group, Barr Pharmaceuticals Inc., Dr. Reddy’s Laboratories Limited,  Endo Pharmaceuticals Holdings Inc., Forest Laboratories, Inc., King Pharmaceuticals, Inc. Lannett Company, Inc., Mylan Inc., Paddock Laboratories, Inc., Par Pharmaceutical Companies, Inc., Sandoz, Inc.(a division of Novartis AG), Teva Pharmaceutical Industries Limited, Watson Pharmaceuticals, Inc. and Wyeth.  We have not used third party consultants to provide us with recommendations or reports.  We have utilized the survey data to reach our target compensation objectives.

Base Salaries

Base salaries are targeted to be competitive when compared to the salary levels of persons holding similar positions in other pharmaceutical companies and other publicly traded companies of comparable size. Each executive officer’s respective responsibilities, experience, expertise and individual performance are considered.

In Fiscal 2009, our Compensation Committee did not increase the base salary of our Chief Executive Officer from the Fiscal 2008 base salary.  Effective Fiscal 2009, the Chief Executive Officer, pursuant to delegated authority from the Compensation Committee, increased the base salaries for Gurpartap Singh Sachdeva, Senior Vice President – Business Strategies, Robert Kurkiewicz, Senior Vice President – Regulatory and Mukul Rathi, interim Chief Financial Officer as follows:  Gurpartap Singh Sachdeva from $225,096 to $243,104; Robert Kurkiewicz from $161,522 to $167,983 and Mukul Rathi from $88,400 to $110,000.  Other than the interim Chief Financial Officer who had his based salary increased to $125,000 in June 2009, none of the other executive officers have had their base salaries increased in Fiscal 2010.

Annual Cash Bonus Recognition Program

Our annual cash bonus recognition program is specifically designed to provide at-risk and contingent cash awards based on the achievement of performance goals which are linked directly to individual, business and strategy objectives for each participant.  This linkage, particularly when combined with a market-based base salary program, provides our officers with a competitive level of compensation when objectives are achieved.

Annual Cash Bonus Recognition Award for our Chief Executive Officer

On an annual basis, the Compensation Committee determines whether to award a cash bonus to our Chief Executive Officer based on the Company's performance and his individual performance contributions during the Fiscal year.  Annually, the targets and the percentages allocated to each are determined by the Compensation Committee. However, the Compensation Committee retains the discretion to change or eliminate the bonus award whether or not the performance criteria are satisfied.

In Fiscal 2009, our Chief Executive Officer was eligible to receive a targeted cash bonus of up to 50% of his base salary, or $214,968.  The Fiscal 2009 performance parameters for the Chief Executive Officer (with the percentage of targeted cash bonus included in parentheses) included:

●	achieving net sales target of $461 million (15%);
●	maintaining gross profit of 46% or above for manufactured products (20%);
●	lowering overall SG&A percentage excluding Sun related SG&A expenses (15%);
●	increasing product development filings (15%);
●	reducing incidences by 50% (20%); and
●	increasing productivity in quality and manufacturing (15%).

As a result of the Company’s overall performance, no cash bonus was awarded by the Compensation Committee to the Chief Executive Officer.

Annual Cash Bonus Recognition Awards for our Named Executive Officers other than our Chief Executive Officer

Each year, the Compensation Committee adopts a program, based on the recommendation of our Chief Executive Officer, that provides specific achievement targets and weighting of those achievements as part of the overall target bonus.  The attainment level of these goals is used to calculate the annual cash bonus recognition portion of the total compensation of our executive officers.  The target bonus percentage is a standard percentage for each position and that position's contribution to the overall operation of the Company. However, the Compensation Committee retains the discretion to change or eliminate the bonus award whether or not the performance criteria are satisfied.

The targets for each of such named executive officers for Fiscal 2009 (with the percentage of targeted cash bonus included in parentheses) were as follows:

●
Our Interim Chief Financial Officer’s targeted 2009 bonus was up to 15% of his base salary, predicated on the level of attainment of the following targets: transition to monthly close of financials (20%),  achievement of the Company’s overall sales goals (25%), improved reporting of accounts receivable activity on a periodic basis with action steps and resolution time line (20%), improved costing information and analysis (20%), and the balance (15%) based on individual development goals and at the discretion of our Chief Executive Officer.

●
Our Senior Vice President -  Business Strategies had a targeted bonus was up to 27% of his base salary predicated on the level of attainment of the following targets: achievement of the Company's overall sales goals (25%), achievement of sales of a certain product (10%), maintaining gross profit of 46% or above for manufactured products (20%), obtain target market share for Sun Pharma products (20%) and the balance (25%) based on individual development goals and at the discretion of our Chief Executive Officer.  The target allocated for achievement of sales of a certain product was set at a very high threshold.   While there was no assurance of its success, we believed that a substantial part of the bonus for this parameter would be earned based on his motivated performance, but that extraordinary efforts would be necessary to achieve the entire bonus for such parameter.

●
Our Senior Vice President - Regulatory had a targeted bonus of up to 27% of his base salary, predicated on the level of attainment of the following targets: submit all ANDAs in electronic format (20%), improve HIPAA program and trainings (10%), develop comprehensive safety manual (10%), review and revise adverse drug effects reporting procedures (25%), evaluate and determine solutions necessary for electronic DEA processing (15%), and the balance (20%) based on individual development goals and at the discretion of our Chief Executive Officer.

As a result of the Company’s overall performance in Fiscal 2009, the Compensation Committee, in its discretion, determined that no cash bonuses be paid to the named executive officers set forth above.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the annual bonus program with performance over multi-year periods. Stock grants and option grants help to align the interests of our employees with those of our stockholders.

We believe that grants of equity-based compensation:

•	Enhance the link between the creation of stockholder value and long-term executive incentive compensation;
•	Provide focus, motivation and retention incentive; and
•	Provide competitive levels of total compensation.

We made limited option grants in Fiscal 2009 to certain executive officers, as reflected in the tables below. The  subcommittee of the Compensation Committee (comprised only of independent directors) received recommendations from the Chief Executive Officer, based on the Chief Executive Officer’s subjective judgment of an executive officer’s performance, of the appropriate number of options to be granted to an executive officer other than the Chief Executive Officer, and the subcommittee makes the final determination of the grants to all executive officers, including the Chief Executive Officer.  The employment agreement of the then Chief Executive Officer required that he be granted options to purchase no less than 40,000 shares of common stock each year during the term of his agreement based on Company performance in light of pre-established mutually agreed upon Company goals and objectives. During Fiscal 2009, the subcommittee did not award any options to the Chief Executive Officer. Options are granted with exercise prices equal to the closing price of our common stock on the day immediately preceding the date of grant, with pro rata vesting at the end of each of the following three years.  On July 25, 2008, the interim Chief Financial Officer, the Senior Vice President – Business Strategies and the Senior Vice President – Regulatory were awarded options to purchase 4,000, 15,000 and 5,000 shares of Common Stock, respectively, by the subcommittee.  On May 2, 2008, pursuant to the terms of his employment agreement, the Chief Executive Officer was awarded 10,000 shares of our common stock.

Treatment of Dividends

We have not historically paid cash dividends.

Benefits

In addition to cash and equity compensation programs, executive officers participate in the retirement, health and welfare benefit programs generally available to other employees. In a few limited circumstances, we provide other benefits to certain executive officers, such as car allowances, disability and life insurance premiums, as set forth in the tables below.

All executive officers are eligible to participate in the company’s 401(k) plan on the same basis as our other employees. With the exception of those employees deemed “highly compensated,” eligible employees are permitted to defer between 1% and 90% of their salary on a pre-tax basis through bi-weekly payroll deductions. The company matches $0.50 of each $1.00 of each employee’s contribution up to the first 4% of his or her salary.

Compensation Committee Interlocks and Insider Participation

As noted, Mr. Dilip S. Shanghvi is the Chairman of our Compensation Committee and the Chairman of the Board of Caraco, a non-executive position.  Mr. Shanghvi is also the Chairman and Managing Director of Sun Pharma.  As disclosed above, Sun Pharma and its affiliates engage in a number of transactions with Caraco.  See “Transactions with Directors, Executive Officers, and certain Beneficial Holders of Caraco” above.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by our Chief Executive Officer, Interim Chief Financial Officer and our two most highly compensated executive officers whose total compensation for Fiscal 2009 exceeded $100,000.  For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

2009 SUMMARY COMPENSATION TABLE

Name and Principal				Stock Awards	Option Awards	All Other Compensation	Total
Position	Year	Salary ($)	Bonus ($)	($) (1)	($) (2)	($) (3)	($)

Daniel H. Movens –	2009	429,936	-	179,838	153,552	1,500	764,826
Chief Executive Officer (4)	2008	427,596	150,478	119,250	176,894	1,500	875,718
	2007	405,600	200,772	119,250	86,727	1,500	813,849

Mukul Rathi – Interim	2009	111,163	-	-	7,732	8,616	127,511
Chief Financial Officer–	2008	88,335	9,945	-	2,895	7,200	108,375
	2007	78,231	11,399	-	1,930	1,200	92,760

Gurpartap Singh Sachdeva	2009	242,688	-	-	18,140	13,116	273,944
– Senior Vice President	2008	224,345	51,660	-	-	11,288	287,293
–Business Strategies	2007	186,030	36,392	-	650	7,128	230,200

Robert Kurkiewicz -	2009	167,834	-	-	6,047	8.839	182,720
Senior Vice President	2008	161,432	35,216	-	-	9,314	205,962
- Regulatory	2007	156,818	37,578	-	650	6,245	201,291

(1)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the years ended March 31, 2009, 2008 and 2007, respectively, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment  (“SFAS No. 123(R)”) of stock awards and thus include amounts from a stock award of 10,000 shares on May 2, 2008 which vested immediately and 45,000 shares of common stock granted on May 2, 2005 and which vested at a rate of 15,000 shares on each anniversary date until fully vested on May 2, 2008. Disclosure of the assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements, included in our Annual Report on Form 10-K for the year ended March 31, 2009.

(2)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the years ended March 31, 2009, 2008 and 2007, respectively, in accordance with SFAS No. 123(R) of stock options granted under our 2008 Equity Participation Plan and our 1999 Equity Participation Plan and thus may include amounts from awards granted in and prior to 2009, 2008 and 2007.  We calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model.  Disclosure of the assumptions used for grants are included in footnote 8 to the Notes to financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.

(3)	The amount shown reflects for each executive officer, other than Mr. Movens, matching contributions to 401(k) and a car allowance, The amount shown for Mr. Movens reflects a life insurance premium.

(4)	Resigned as Chief Executive Officer and Director effective at the close of business on July 28, 2009.

Fiscal 2009 Chief Executive Officer and Executive Officer Compensation

In Fiscal 2009, our Compensation Committee did not increase the base salary of our Chief Executive Officer from his Fiscal 2008 base salary.  Effective Fiscal 2009, the Chief Executive Officer pursuant to delegated authority from the Compensation Committee, increased the base salaries for Gurpartap Singh Sachdeva, Senior Vice President – Business Strategies, Robert Kurkiewicz, Senior Vice President – Regulatory and Mukul Rathi, interim Chief Financial Officer as follows:  Gurpartap Singh Sachdeva from $225,096 to $243,104; Robert Kurkiewicz from $161,522 to $167,983 and Mukul Rathi from $88,400 to $110,000.  In light of the Company’s overall performance, no bonuses were awarded  in Fiscal 2009 to the Chief Executive Officer or any of the other named executive officers.  See “Compensation of Executive Officers – Components of Compensation – Executive Officers” for additional details.

Grants of Plan-Based Awards

We generally award stock options and/or stock grants under our 2008 Equity Participation Plan.   Prior to the adoption of the 2008 Equity Participation Plan, options and/or stock grants were awarded under our 1999 Equity Participation Plan. The subcommittee of non-employee directors of the Compensation Committee determines the options to be awarded to the Chief Executive Officer and our other executive officers.  Under our Chief Executive Officer’s employment agreement, he is entitled to receive during each year of his term of employment, options to purchase no less than 40,000 shares of common stock based on the Company’s performance in light of pre-established mutually agreed upon Company objectives.  During Fiscal 2009, no options were granted to the Chief Executive Officer.  The subcommittee receives recommendations from the Chief Executive Officer, based on the Chief Executive Officer’s subjective judgment of an executive officer’s performance, of the appropriate number of options to be granted to an executive officer other than the Chief Executive Officer.  During Fiscal 2009, options were granted to the other named executive officers as set forth below.

The following table summarizes all grants of plan-based awards during the years ended March 31, 2009, 2008 and 2007, respectively, to all named executive officers.  For additional information on the plan-based award grants summarized below, please refer to “Compensation of Executive Officers – Components of Compensation – Executive Officers” above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value ($) 1)

Daniel H. Movens – 2008	8/09/2007	40,000	13.82	291,288
Daniel H. Movens - 2007	7/11/2006	40,000	9.03	156,108
Mukul Rathi - 2009	7/25/2008	4,000	15.57	19,349
Mukul Rathi – 2007	7/11/2006	3,000	9.03	8,684
Gurpartap Singh Sachdeva - 2009	7/25/2008	15,000	15.57	72,559
Robert Kurkiewicz - 2009	7/25/2008	5,000	15.57	24,186

(1)
The amount shown in this column represents full grant date fair value.  Value of stock granted is based on “grant date present value” using a Black-Scholes  option pricing model using weighted average assumptions at grant date.  Disclosure of the assumptions used for grants in Fiscal  2009, 2008 and  2007 are included in footnote 8 to the Notes to the financial statement included in our Annual Report on Form 10-K for the year ended March 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of March 31, 2009 regarding unexercised options and stock that has not vested which are outstanding as of March 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Daniel Movens
5/02/05	40,000	-	8.31	5/2/2011	-	-	(2)

7/11/06	26,667	13,333	9.03	7/11/2012	-	-

8/09/07	13,333	26,667	13.82	8/19/2013	-	-

Mukul Rathi,
7/11/06	2,000	1,000	9.03	7/11/2012	-	-

7/25/08	0	4,000	15.57	7/25/2014	-	-

Gurpartap Singh Sachdeva
7/25/08	0	15,000	15.57	7/25/2014	-	-

Robert Kurkiewicz
7/25/08	0	5,000	15.57	7/25/2014	-	-
_____________________________
(1)	One-third of stock options vest on each anniversary date.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the named executive officers, and the stock of the named executive officers which vested, during the Fiscal years ended March 31, 2009, 2008 and 2007, respectively.

		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting #	Value Realized on Vesting $ (2)

Daniel H. Movens	2009	-	-	25,000	424,750
Daniel H. Movens	2008	-	-	15,000	217,800
Daniel H. Movens	2007	-	-	15,000	184,650
Mukul Rathi	2009	-	-	-	-
Mukul Rathi	2008	-	-	-	-
Mukul Rathi	2007	-	-	-	-
Gurpartap Singh Sachdeva	2009	-	-	-	-
Gurpartap Singh Sachdeva	2008	-	-	-	-
Gurpartap Singh Sachdeva	2007	2,000	21,280	-	-
Robert Kurkiewicz	2009	-	-	-	-
Robert Kurkiewicz	2008	10,000	139,000	-	-
Robert Kurkiewicz	2007	-	-	-	-

(1)
The value realized on exercise is the difference between the closing price of the Company’s common stock at the time of exercise and the option exercise price times the number of shares acquired on exercise.

(2)
The value realized on vesting is obtained by multiplying the number of shares of stock which has vested during the applicable years ended March 31, 2009, 2008 and 2007 by the market value of the Company’s common stock on the vesting date.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

As previously disclosed, Jitendra N. Doshi was appointed interim Chief Executive Officer of the Company at the close of business on July 28, 2009.  On August 31, 2009, Mr. Doshi entered into an employment agreement with the Company.

The employment agreement provides Mr. Doshi, as interim Chief Executive Officer, with a salary at the rate of $275,000 annually, which, to the extent applicable, may be reviewed annually and adjusted, a car allowance of $600.00 per month and such employee benefits as are maintained or adopted by the Company for all employees.  The employment agreement is for a term of one (1) year, commencing effective as of July 28, 2009, and automatically renews for successive one-year periods, however, the agreement may be terminated at any time by the Company or Mr. Doshi with or without cause or notice.

If Caraco terminates Mr. Doshi for just cause or if Mr. Doshi terminates the employment agreement without cause or in the event of the death of Mr. Doshi, he shall be entitled to his base salary and benefits earned by him prior to such termination or date of death.  For purposes of the agreement, ‘just cause’ means dishonesty, or refusal or failure by Mr. Doshi to faithfully or diligently perform his duties, including the failure to adhere to the policies of the Board.  In the event Caraco terminates Mr. Doshi without just cause or if Mr. Doshi terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive monthly base salary payments and the Company shall continue premium payments for health insurance for six (6) months from the date of termination, and any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest. If Mr. Doshi was terminated without just cause or if Mr. Doshi terminated for cause not attributable to him as set forth above, as of September 30, 2009 , he would receive thereafter six monthly payments aggregating $139,206.

Daniel H. Movens, who was the Chief Executive Officer of Caraco until his resignation effective at the close of business on July 28, 2009, entered into an employment agreement with Caraco dated as of May 2, 2005 (the “effective date”). Under the employment agreement, Mr. Movens agreed to serve as Chief Executive Officer of the Company for period of thirty-six (36) calendar months which would automatically renew at the end of thirty-six (36) months.  Each party may terminate the agreement upon ninety (90) days written notice to the other party.  The agreement provides Mr. Movens with: a base salary during the first year of the agreement of $390,000 (to be reviewed annually by the Compensation Committee and adjusted accordingly, in its discretion), a bonus of up to fifty (50%) percent of the base compensation (with twenty-five (25%) percent of the base compensation guaranteed only for the first year), and stock options for 40,000 shares upon the effective date at the fair market value of the common stock on the day immediately preceding the effective date and stock options for not less than 40,000 shares of the Company annually thereafter based on Company performance in light of pre-established mutually agreed upon Company goals and objectives (all such options to vest over a period of three years from the date of their respective grants), a stock grant on the effective date of 45,000 shares of the Company’s common stock (to vest over a period of three (3) years), and a stock grant of an additional 10,000 shares upon the renewal of the employment agreement.  In addition, the Company provided for the reimbursement to Mr. Movens of his reasonable relocation expenses up to $50,000.

On July 28, 2009, Mr. Movens entered into a Separation Agreement and Release of all Claims (“Separation Agreement”) pursuant to which he resigned as Chief Executive Officer and a Director of the Company.  Under the Separation Agreement, Mr. Movens received a separation payment of $870,621 (one and one-half times his highest annual base and last earned bonus), the continuation of his health, vision and dental insurance for twelve months and the immediate vesting of his outstanding stock options and stock grants.   In addition, Mr. Movens is bound by the confidentiality provisions of his employment agreement and by his Confidentiality and Non-Competition Agreement, pursuant to which Mr. Movens agrees not to solicit any customer of the Company for business in competition with the Company, or solicit for employment any other employee of the Company, for a period of two (2) years following his termination.  In addition, for a period of twelve (12) months following the termination of his employment, Mr. Movens agrees not to engage in any activity within North America which is competitive in any material respect with the business of the Company, including generic pharmaceutical manufacturing and marketing, but excluding wholesale distribution.  In addition, for a period of twelve (12) months following termination of his employment, Mr. Movens agrees that he will not perform services for any business or organization, whether as an employee, consultant, advisor, independent contractor, or otherwise, which engages in any activity within North America that is competitive in any material respect with the business conducted by the Company, including any business engaged in generic pharmaceutical manufacturing and marketing and any other business in which the Company generates more than ten (10%) percent of its gross revenues.

Robert Kurkiewicz, the Senior Vice President - Regulatory, entered into a five-year employment agreement on November 22, 1993 which was amended on January 1, 1999 to extend the term until January 1, 2003 and which was further amended on August 30, 2002 to extend the term until December 31, 2007.  The agreement, as amended, provides Mr. Kurkiewicz with a salary of $129,800 per year and provides for a car allowance of $380.00 per month.  The agreement provides that at the end of the term, it is renewable for successive one-year terms.  In the event that Caraco terminates Mr. Kurkiewicz for ‘cause’ (as defined in the employment agreement), he is entitled to the base salary and benefits earned by him prior to the date of termination.  In the event that Caraco terminates the agreement without cause or Mr. Kurkiewicz terminates the agreement for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), Mr. Kurkiewicz is entitled to receive monthly base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination.  In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  In August 2005, the Compensation Committee increased Mr. Kurkiewicz’s salary to $152,250 annually.  If Mr. Kurkiewicz was terminated without cause or he terminates for cause, as set forth above, as of March 31, 2009, he would have received six monthly payments (including no value for vested options since his options were underwater as of such date) aggregating $87,580.

Gurpartap Singh Sachdeva, the Senior Vice President - Business Strategies, entered into an employment agreement with Caraco dated February 1, 2005.  The employment agreement provides Mr. Sachdeva with a salary at the rate of $135,000 annually, which may be reviewed and adjusted, and a car allowance of $380.00 per month.  The employment agreement is for a term of five (5) years, commencing on February 1, 2005.  The agreement automatically renews for successive one-year periods unless terminated by Caraco or Mr. Sachdeva upon ninety (90) days notice.  In the event of the death or Disability (as such term is defined in the employment agreement) or if Caraco terminates Mr. Sachdeva for just cause (as such term is defined in the employment agreement), Mr. Sachdeva shall be entitled to his base salary and to benefits earned by him prior to the date of death, Disability or termination for just cause, respectively.  In the event Caraco terminates Mr. Sachdeva without cause or if Mr. Sachdeva terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination.  In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  If Mr. Sachdeva was terminated without cause or he terminates for cause, as set forth above, as of March 31, 2009, he would have received six monthly payments (including no value for vested options since his options were underwater as of such date) aggregating $126,354.

Change in Control Arrangements

Under our 2008 Equity Participation Plan, options granted under that plan will become fully exercisable following certain changes in control of our Company, such as:

A person, other than Sun Pharma, becomes the owner of a majority of the outstanding shares of our company;

A public announcement is made of a tender or exchange offer by any person, other than Sun Pharma, for 50% or more of the outstanding shares of our company;

The shareholders of our company approve a merger or consolidation with any other corporation or entity, unless, following the merger, the shares outstanding immediately before the merger continue to represent a majority of the outstanding shares of the surviving entity immediately following the merger.

DIRECTOR COMPENSATION

Directors who are employees of Caraco or who are directors and/or employees of Sun Pharma and its affiliates do not receive additional compensation for their service on the Board of Directors and its committees.  During 2009, all other directors, the non-employee directors, received an annual retainer of $12,000 and meeting attendance fees of $1,500 per each Board of Directors meeting and each committee meeting attended in person and $750 per each Board of Directors meeting and each committee meeting attended via teleconference.  During 2009, the Chairman of the Audit Committee and the Chairman of the Independent Committee received, in addition to the other fees mentioned, an additional $500 for each meeting.  No additional committee fees are paid if the committee meets on the same day as the Board meets.  All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings.  With respect to the Special Litigation Committee referenced under “Board of Directors and its Committees–Committees of the Board,” the Board has agreed to compensate Mr. Bell for these additional director services in the amount of $200 per hour.  Mr. Bell will not receive any meeting attendance fees with respect to his service on the Special Litigation  Committee. The following table shows the value of all cash and equity-based compensation paid to the non-employee members of our Board of Directors during the year ended March 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
John D. Crissman (2)	17,250	10,220	27,470
Timothy S. Manney	20,000	8,384	28,384
Madhava Reddy	12,750	10,220	22,970
Georges Ugeux (3)	15,000	8,389	23,389

(1)
Represents the grant date fair value of such options computed in accordance with FAS 123R. Disclosure of the assumptions used for grants for the year ended March 31, 2009 are included in footnote 8 to the Notes to financial statements included in our Annual Report on From 10-K for the year ended March 31, 2009.

(2)	Dr. Crissman did not stand for re-election at the 2009 Annual Meeting of Stockholders and is no longer a Director of the Company.

(3)	Mr. Ugeux resigned as a Director of the Company on September 20, 2009.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee has appointed Rehmann Robson as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the Fiscal year ending March 31, 2010. A representative of Rehmann Robson is not expected to be present at the Special Meeting.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for Caraco by Rehmann Robson for the Fiscal years ended March 31, 2009 and 2008 are set forth below. The aggregate fees included in the Audit Fee category are fees billed for the audit of Caraco’s Fiscal  financial statements and review of quarterly financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the Fiscal years.

	Fiscal 2009	Fiscal 2008
Audit Fees	$264,000	$227,812
Audit Related Fees	-	-
Tax Fees	$76,315	$141,690
All Other Fees	$20,175	$7,525
Total	$360,490	$377,027

Audit Fees for the Fiscal years ended March 31, 2009 and 2008 were for professional services rendered for the audits of the financial statements of Caraco, quarterly review of the financial statements included in Caraco’s Quarterly Reports on Form 10-Q, or services that are normally provided by Rehmann Robson in connection with statutory and regulatory filings or engagements for such years, including Rehmann’s Robson’s audit of management’s assessment of internal control over financial reporting as of March 31, 2009 and March 31, 2008.

Tax Fees for the Fiscal years ended March 31, 2009 and 2008 were for professional services rendered by Rehmann Robson for services related to tax compliance, tax advice and tax planning.

All Other Fees for the Fiscal years ended March 31, 2009 and 2008 were for assistance on SEC reporting requirements.

None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Pursuant to its charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.

SHAREHOLDERS OF RECORD AS SEPTEMBER 21, 2009 ARE ENTITLED TO RECEIVE A COPY WITHOUT CHARGE OF THE COMPANY’S FISCAL 2009 ANNUAL REPORT TO THE SEC ON FORM 10-K. SHAREHOLDERS WHO WISH TO RECEIVE A COPY OF THIS REPORT SHOULD WRITE TO DONNA GRIFFITH, DIRECTOR, HUMAN RESOURCES, CARACO PHARMACEUTICAL LABORATORIES, LTD, 1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202.

Jitendra N. Doshi
Chief Executive Officer

October 7, 2009

APPENDIX A

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CARACO PHARMACEUTICAL LABORATORIES, LTD.

Article VI, paragraph 4 of the Amended and Restated Articles of Incorporation is hereby amended to read as follows

“4. Subject to the rights of the holders of any series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors then in office, though less than a quorum, and/or by a vote to ratify or elect by a majority of the shares present in person or represented by proxy and voting on such ratification or election, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires or until their successors have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.”
A-1

SPECIAL MEETING OF SHAREHOLDERS OF

CARACO PHARMACEUTICAL LABORATORIES, LTD.

October 26, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Special Meeting of Shareholders and Proxy Statement

are available at https://materials.proxyvote.com/14075T

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
↓		↓
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND “FOR”  THE NOMINEE
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To approve the amendment to Article VI, paragraph 4 of the Company’s Amended and Restated Articles of Incorporation to permit vacancies on the Board of Directors to also be filled by a vote of the Company’s shareholders.	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.	The election of one director.
					☐ FOR THE NOMINEE NOMINEE:
					F. FOLSOM BELL
					☐ WITHHOLD AUTHORITY FOR THE NOMINEE

				3.	To transact such other business as may properly come before the Special Meeting or any adjournment(s) or continuation thereof.

					Please be sure to sign and date this Proxy.

					TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSESIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date

NOTE:
Please sign exactly as your name or names appear on the Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

This Proxy is Solicited by the Board of Directors of Caraco Pharmaceutical Laboratories, Ltd.

The undersigned hereby appoints Robert Kurkiewicz and Donna Griffith, or either of them, each with power of substitution, to act as proxies for the undersigned, to represent the undersigned at the Special Meeting of Shareholders (“Special Meeting”) of Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”) to be held at the executive offices of Caraco at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 on Monday, October 26, 2009 at 11:00 a.m., Eastern Daylight Saving Time, and at any adjournment(s) thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on all matters coming before the Special Meeting, including the business identified on this Proxy and described in the Notice of Special Meeting of Shareholders and Proxy Statement dated October 7, 2009 (“2009 Proxy Statement”).

This revocable Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.  If no direction is made on an executed Proxy, this Proxy will be voted by the proxies “FOR” the amendment to Caraco’s Amended and Restated Articles of Incorporation as set forth in Proposal 1 and “FOR” the election of F. Folsom Bell as a director as set forth in Proposal 2.  Discretionary authority is conferred by this Proxy with respect to certain matters as described in the 2009 Proxy Statement.

The undersigned acknowledges receipt of the 2009 Proxy Statement.  Regardless of whether you plan to attend the Special Meeting, you can be sure your shares are represented at the Special Meeting by signing, dating and returning your proxy card in the enclosed envelope.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)
COMMENTS: